PETERSEN & FEFER
Attorneys at Law

Telephone 4126 684-0500	Chateau de Barbereche	Facsimile 4126 684-0505
Switzerland 1783 Barbereche
Houston Voicemail/Fax	E-mail	New York Voicemail/Fax
(281) 596-4545	jlp@ipo-law.com	(212) 401-4750

March 31, 2005

Charles Mazzacato, Chief Executive Officer
Axion Power International, Inc.
100 Caster Avenue
Vaughan, Ontario, Canada L4L 5Y9

Re: Agreement Respecting Open Account
Balances and Future Legal Services

Dear Charles,

This letter will confirm that the law firm of Petersen & Fefer has agreed to continue serving as general counsel to Axion Power International (“Axion”) for a 12-month period commencing April 1, 2005. This letter agreement amends and supplements our original retainer agreement dated January 2, 2004.

Over the last several weeks, we have been engaged in discussions with the board of directors respecting the services provided by our firm during the 15-month period ended March 31, 2005. These discussions focused principally on the following issues:

•	The best manner for resolving an unpaid balance due to our firm of $50,980 for basic compliance services under the original agreement;

•	The best manner for resolving an estimated balance due to our firm of $119,927 for transactional services under the original agreement;

•	The best manner for resolving an estimated balance due to our firm of $135,000 for litigation services that were excluded from the original agreement; and

•	The best manner for providing a reasonable monthly payment to our firm and a predictable monthly expense for Axion during the continuation of our relationship.

With respect to the open compensation issues, we have agreed to compromise and settle all claims relating to legal services rendered through March 31, 2005 for total cash payments of $125,000 plus a two-year option to purchase 140,000 Axion shares at a price of $1.00 per share, which represents a discount of $1.60 per share from the current market value of those shares. We acknowledge that Axion afforded us an opportunity to choose between 90,000 fully paid shares and 140,000 options and we selected the option alternative.

With respect to future services, we have been retained to act as Axion’s principal legal counsel on securities matters and related business law issues arising in connection with the implementation of Axion’s business plan. It is expected that such services will include, but not be limited to:

•	Preparation of all required reports under the Securities Exchange Act of 1934;

•	Preparation of all required proxy statements under the Securities Exchange Act of 1934;

•	Assistance in obtaining a listing for Axion’s securities on the American Stock Exchange;

•	Review of all press releases and other public communications to stockholders and the financial markets;

•	Assistance in negotiations with respect to acquisitions of additional technologies and properties;

•	Assistance in negotiations with respect to strategic relationships;

•	Assistance in negotiations with respect to additional financing;

•	Preparation of documents associated with property acquisitions, strategic relationships and financing;

•	Assistance with respect to strategic planning;

•	Oversight, supervision and coordination of all litigation matters; and

•	General legal services in areas other than patent law.

We want to take this opportunity to caution you that given Axion’s state of development we believe it likely that a potential underwriter will require Axion to retain a larger law firm with greater capabilities than our firm. In such an event, we believe it is likely that the successor firm will also want to assume primary responsibility for Axion’s other legal affairs. Accordingly, we expressly agree that Axion will retain the right to terminate our engagement as general counsel at any time, with or without cause. Subject to Axion’s right to appoint successor counsel at any time, our representation and assistance will specifically include the following:

(1) We will assist Axion in the preparation of all regulatory reports, contracts, minutes of meetings and other documents that may be necessary, convenient or desirable to enable Axion to comply with the requirements of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"). To the extent that regulatory filings are required under the securities laws of Canada, we shall assist your Canadian counsel in the preparation of such reports but we are not licensed to practice law in Canada and cannot competently advise you as to the specific requirements of Canadian law, including (a) whether any specific transaction reporting is required, or (b) what the specific content of any required reports might be. We shall also assist in the preparation of any necessary additional SEC filings including:

•	All necessary Annual, Quarterly and Current Reports under the Exchange Act beginning with the Annual Report on Form 10-KSB for the year ended December 31, 2004;

•	All necessary Form S-8 registration statements under the Securities Act to register any securities issuable to employees, advisors and others as partial compensation for services rendered;

•
Any necessary registration statements under the Securities Act to permit the exercise of outstanding Axion Warrants, the conversion of any outstanding Axion preferred stock, or the resale of outstanding Axion common stock;

•	Any necessary listing applications required under the rules of the OTC Bulleting Board, the Nasdaq Stock Market or the American Stock Exchange; and

•	Any necessary miscellaneous filings under the Securities Act and the Exchange Act.

In connection with each such SEC filing, we will assist in the preparation of such contracts, minutes of meetings as other documents as may be necessary, convenient or desirable to enable Axion to lawfully maintain an active trading market on the OTC Bulletin Board or the American Stock Exchange, all in accordance with the requirements of the Exchange Act.

(2) In connection with the future securities law compliance and corporate financing activities of Axion we will explain to responsible officers and directors of Axion their responsibilities under the applicable provisions of state and Federal securities laws and regulations including, in general terms, the possible civil and criminal consequences associated with a failure to comply with such requirements. The appropriate officers and directors of Axion must devote adequate time and attention to the review of any documents prepared by us because the applicable securities laws place upon them responsibility for assuring that all necessary disclosure documents are not materially false, misleading or incomplete. They should further understand that we, as lawyers, cannot relieve Axion or their officers, directors and principal stockholders of their individual responsibilities under the law although we can assist them in fulfilling them. All information respecting Axion, and all biographical information on the officers and directors of Axion, shall be furnished to us in writing. We shall be entitled to rely on the accuracy and truthfulness of all written information furnished by Axion and their respective officers and directors, and the Axion and their respective officers and directors shall jointly and severally indemnify and hold the law firm of Petersen & Fefer harmless from and against all claims arising out of or resulting from material misrepresentations or omissions contained in such written information. In addition to (and not as a limitation to) the foregoing, Axion and their respective officers and directors shall execute a Representation Agreement that will be supplied by us prior to the closing of any future financing transaction.

(3) We will discuss with the appropriate officers and directors of Axion their need to create procedures that will enable them to develop the information reasonably necessary to meet the requirements of the Securities Act and the Exchange Act, and to create a reasonable timetable and assignment of responsibilities for developing such information. In each case, the officers and directors of Axion shall be responsible for assigning responsibility for developing particular types of information to those persons most knowledgeable about such matters. Particularly, all officers and directors should be given a timely opportunity to review the necessary disclosure documents and discuss them with those persons who are directly involved in their preparation and to whom the officers and directors have assigned responsibility.

(4) We will perform legal review and analysis of matters that we may be required to pass upon in connection with any opinion that must be given because it is required by law, requested by a party to a transaction involving Axion, or has been requested by Axion. This would include for example, a check of due formation of Axion, the valid authorization of the securities being issued and other securities of the same class and the revision of any documents that may directly affect the proposed transaction. Our review and analysis might also include in our discretion inquiry concerning titles, important contracts, pending litigation and the impact of laws having a special effect on Axion.

(5) We will assist Axion on the basis of information furnished to us by Axion. The responsibility for decisions as to whether a fact is material or whether there is a material inaccuracy in any statement shall remain with the officers and directors of Axion. We are not obligated to search all the files and records of Axion to discover, for example, all material contracts or other documents but shall be entitled to rely, outside of certain legal matters, on interrogations of and reports and compilations prepared by others, including auditors and other lawyers. In particular, we are not being retained to furnish accounting or economic advice.

(6) We will assist Axion in the drafting of the various documents that will be filed with the Securities and Exchange Commission by Axion to the end that in his opinion, these documents reflect what Axion intend them to say, are not ambiguous and are written in a manner that is designed to protect Axion from later claims of overstatement, misleading implications, omissions or other deficiencies due to the manner in which the documents in question have been written. However, you are cautioned merely because we have assisted you in this endeavor, this will not insure such documents will be free from all misleading, unclear or ambiguous statements. However, all information properly furnished to us will be provided in the in the format required. Again, the ability to determine the substance or context of any document filed with the SEC rests solely with Axion.

(7) We will not be required to nor will we make statements that could give a mistaken impression we have passed upon matters which we have not nor that we take responsibility for the accuracy and completeness of any document prepared on behalf of Axion. We will advise Axion with respect to certain matters under the Federal securities law that may arise and not relate directly to the preparation of any offering document, report or regulatory filing. We will advise Axion as to the procedures and requirements involved in the processing and distribution of regulatory reports, proxy statements, news releases and other investor communications. We will also assist Axion in the preparation of any notices or other applications which may be required to be filed with the National Association of Securities Dealers, any Stock Exchanges upon which Axion will seek to list its securities and the securities regulatory authority of the applicable states and will advise and assist Axion in responding to any comments from such authorities.

(8) We will advise Axion Companies in the preparation of any notices, forms, qualifications and other documents that may be necessary to notify the Securities and Exchange Commission, the securities regulatory authority of any states, and any other person or regulatory authority of any of the proposed transactions, will advise and assist Axion Companies in responding to any comments from such regulatory authorities.

(9) We will advise Axion in the negotiation and preparation of any contracts that are necessary or desirable for the future operations of Axion including, but not limited to, employment contracts, stock incentive plans, contracts for the acquisition of tangible property, intellectual property and other intangible property, contracts for the acquisition of business activities or assets, contracts for the creation of strategic relationships and contracts associated with the future financing activities of Axion.

(10) We will serve as general counsel in connection with litigation matters and provide oversight, supervision and coordination for the various law firms retained to represent Axion in connection therewith. We are not licensed to practice in any jurisdiction other than the State of Texas and we cannot assume primary responsibility as counsel of record for any litigation matters. Nevertheless, we will provide support services to all law firms retained by Axion including, where appropriate, the preparation of all reports, memoranda, draft pleadings and other documents that may be necessary, convenient or desirable to enable Axion’s external counsel to efficiently represent Axion’s interest.

(11) I will personally agree to serve as a member of Axion’s board of directors for the entire term of this agreement if, in the judgment of the other board members, that service is in the best interest of Axion and its stockholders. If I am elected to serve on the board of directors and a majority of the board members believe another director would better serve the interests of Axion and its stockholders, I will promptly resign my position in favor of the new board nominee.

To the extent we deem it prudent to consult with counsel for Axion for advice or opinions on matters pertaining to litigation, Canadian law, patent law or other matters outside of our area of expertise, we are authorized to do so with the prior approval of Axion. All fees and expenses of such counsel shall be the sole and direct responsibility of Axion.

The foregoing undertakings are contingent upon Axion promptly advancing, upon request, all costs and expenses and fees when due and owing. Costs and expenses include, but are not limited to, travel, printing, filing fees, photocopy, telephone, document preparation charges, courier, Federal Express, postage and other expenses. Axion further acknowledge that we may be required to resign this engagement if our failure to do so would result in a violation of the Code of Professional Responsibility, or any Disciplinary Rule promulgated thereunder, such as those prohibiting counsel from knowingly advising or assisting his client to engage in an illegal or fraudulent act.

In recognition of the limited financial resources of Axion and the fact that Axion intends to aggressively control its’ future out-of-pocket costs, we have agreed to modify the compensation structure in our original agreement and eliminate all transaction-based compensation in return for a fixed monthly retainer of $15,000. Axion will have the right to terminate our engagement as general securities counsel at any time, with or without cause.

All options issued pursuant to this agreement shall be issuable 50% to John L. Petersen and 50% to Rachel A. Fefer. To the extent it may lawfully do so, Axion shall file a registration statement under the Securities Act with respect to all shares issuable upon exercise of our options, but only if Axion is then eligible to file a short form Registration Statement on Form S-8. If Axion is not eligible to file a Form S-8 Registration Statement, then such shares shall be issued pursuant to SEC Regulation D.

We hereby agree that (a) the options provided for herein will be issued to us compensation for bona fide legal services rendered to Axion, (b) as long as we are the beneficial owner of any securities of Axion, we will not engage in “buy-side” trading activities, hedging transactions or other activities that could reasonably be expected to influence the market price of such securities, (c) we will not sell any shares in a transaction that is effected at a price lower than the quoted bid price of the securities at the time of sale, (d) if we engage in multiple sales in any five consecutive trading days, we will not sell any shares in a transaction that is effected at a price lower than the last price received by us for the same securities, and (e) we will not sell more than 10% of the shares issued to us in any calendar month.

If the foregoing terms meet with your approval, please execute one copy of this letter in the space provided below and return the signed copy at your earliest convenience. We appreciate this opportunity to serve your needs and look forward to a long and productive relationship. Please call if you have any questions or comments regarding the terms set forth above.

Very truly yours,
PETERSEN & FEFER, ATTORNEYS

John L. Petersen

Accepted and agreed to this 18th day of March 2005.

Axion Power International, Inc.

By: ____________________________________
Charles Mazzacato, Chief Executive Officer